EXHIBIT 99.1

SUNOCO AGREES TO LONG-TERM PROPYLENE PARTNERSHIP ARRANGEMENT WITH EQUISTAR;  PURCHASE OF BAYPORT POLYPROPYLENE UNIT IN PASADENA, TEXAS

PHILADELPHIA, March 27, 2003 — Sunoco, Inc. (NYSE: SUN) today announced that it has signed a definitive agreement with Equistar Chemicals, L.P., a joint venture between Lyondell Chemical Company (NYSE: LYO) and Millennium Chemicals Inc. (NYSE: MCH), to form a new limited partnership involving Equistar’s La Porte, TX ethylene facility. In connection with this partnership, Equistar and the partnership will enter into a 700 million pounds-per-year, 15-year propylene supply contract with Sunoco. The majority of Sunoco’s purchases will be priced on a cost-based formula that includes a fixed discount. Equistar will continue to manage and operate the La Porte facility for the partnership. Sunoco will also be purchasing Equistar’s Bayport polypropylene facility at Pasadena, TX, which has an annual capacity of 400 million pounds. Sunoco will pay a total consideration of $190 million plus the value of the polypropylene inventory to purchase the Bayport facility and form the partnership.

“This transaction complements and enhances our polypropylene position”, said Sunoco Chairman and Chief Executive Officer, John G. Drosdick. “Through the partnership with Equistar, a major producer of propylene, we have secured a favorable long-term supply of propylene for our Gulf Coast polypropylene business. We have also added to our polypropylene position with the acquisition of the Bayport plant. Securing supply through backward integration, and increasing our polypropylene capacity will strengthen our market position in this business.”

Sunoco currently operates an 800 million pounds-per-year polypropylene plant at La Porte, TX, as well as polypropylene facilities at Neal, WV and Marcus Hook, PA. This acquisition enhances Sunoco’s position as one of the largest North American polypropylene producers, with an operational capacity of 2.5 billion pounds.

This transaction is expected to be immediately accretive to earnings and cash flow. It is expected to close, subject to certain conditions, by March 31, 2003.

Sunoco will conduct a conference call to discuss the transaction on Friday, March 28, 2003 at 10:00 a.m. ET. An audio webcast of the call as well as speakers’ presentation slides will be available on Sunoco’s Web site www.Sunocoinc.com. It is suggested that you visit the site prior to the webcast to ensure that you have downloaded any necessary software.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 730,000 barrels per day of refining capacity, over 4,300 retail sites selling gasoline and convenience items, interests in over 10,000 miles of crude oil and refined product pipelines and 34 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States.

Sunoco is a growing force in petrochemicals with over five billion pounds of annual production capacity, largely chemical intermediates used in the manufacture of fibers, plastics, film and resins. Utilizing a proprietary technology, Sunoco also manufactures two million tons annually of high quality blast furnace coke for use in the steel industry.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sunoco’s 2002 Form 10-K filed on March 7, 2003 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.